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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                       FOR
                            SERIES B PREFERRED STOCK
                                       OF
                               INTEG INCORPORATED


     The undersigned, Susan L. Critzer, the Chief Executive Officer of Integ Incorporated, a Minnesota corporation (the "Corporation"), in accordance with the provisions of Chapter 302A of the Minnesota Business Corporation Act does hereby certify that:

     Pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors on February 11, 2000, in accordance with Section 302A.401 of the Minnesota Business Corporation Act, duly adopted the following resolutions establishing a series of the Corporation's capital stock, to be designated as its Series B Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors hereby establishes the Series B Preferred Stock of the Corporation and hereby states the designation and number of shares, and fixes the relative rights and preferences, of such series of shares as follows:


Section 1: Authorized Shares.

     The shares of such series shall be designated the Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 3,000,000.

Section 2: Voting.

     (a) General. Holders of Series B Preferred Stock shall not be entitled to vote on any matters submitted by the shareholders, except as otherwise required by law.

Section 3 :  Liquidation.

     In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, any remaining assets and surplus funds of the Corporation shall be distributed pro rata to the holders of Series B Preferred Stock and Common Stock, par value $.01 ("Common Stock").
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Section 4:   Redemption of Series B Preferred Stock.

     (a) The Corporation shall have the right or the obligation to redeem any or all of the shares of the Series B Preferred Stock on the terms and conditions contained in this Section 4.

     (b) The Corporation shall have the option to redeem any or all of the shares of Series B Preferred Stock at a redemption price equal to $.01 per share in the event that Amira Medical, the purchaser of the Series B Preferred Stock ("Purchaser"), is in material breach of its obligations set forth in Section 2.1 of the Series B Preferred Stock Purchase Agreement, dated as of February 15, 2000 (the "Purchase Agreement") as provided in Section 11.1 of the Purchase Agreement.

     (c) All shares of Series B Preferred Stock shall be subject to mandatory redemption by the Corporation (or its successor-in-interest) at a redemption price equal to the total price paid by Purchaser for the Series B Preferred Stock plus a 10% premium in the event that: (x) the Corporation enters into an agreement with any person, entity or group (other than the Purchaser and its affiliates, agents and representatives) relating to any merger, consolidation, sale of all or substantially all of the assets of the Corporation, sale of more than 50% of the outstanding shares of Common Stock of the Corporation or other transaction which results in such person, entity or group obtaining the right to elect a majority of the Corporation's board of directors or otherwise to exercise control over the Corporation (each an "Acquisition") and the Corporation is not in breach of the April 2, 1999 Option Agreement between the Corporation and the Purchaser (the "Option Agreement"), or (y) the Corporation fails to exercise its option (the "Option") to merge (the "Merger") with and into a newly formed, wholly owned subsidiary of Purchaser pursuant to the terms of the Option Agreement on or before the expiration of the Option as set forth in the Option Agreement. Any such redemption shall occur on the date of the consummation of the Acquisition, in the case of an Acquisition or on the date that is ninety (90) days after the expiration of the Option as set forth in the Option Agreement.

     (d) All shares of Series B Preferred Stock shall be subject to mandatory redemption by the Corporation (or its successor-in-interest) at a redemption price equal to the total price paid by Purchaser for such shares of Series B Preferred Stock plus a 10% premium in the event that the Corporation exercises the Option and the shareholders of the Corporation do not approve the Merger at a shareholders' meeting called for the purpose of approving such Merger in accordance with the terms of the Option Agreement (including any adjournments of such meeting which do not exceed one year in length).

     (e) The Corporation shall provide Purchaser with notice of any redemption, at its principal offices, including the date upon which such shares will be redeemed by the Corporation (the "Redemption Date") (which may be the date of such notice in case of a redemption made pursuant to Section 4(b)).

     (f) On the Redemption Date, each holder shall surrender to the Corporation the certificates representing the shares so redeemed, duly endorsed or assigned to the Corporation, and the holder shall thereafter be entitled to receive payment of the redemption price.

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     (g) On the Redemption Date, (i) such shares shall be deemed no longer outstanding, and (ii) all rights of such holder as a holder of Series B Preferred Stock (except the right to receive from the Corporation the monies payable upon redemption upon surrender of the certificates evidencing such shares) shall cease.

Section 5:  Conversion of the Series B Preferred Stock.

     The Series B Preferred Stock shall automatically be converted into shares of Common Stock of the Corporation, without any act by the Corporation or the holders of the Series B Preferred Stock, concurrently with the exercise of the Option by the Corporation. Each holder of a share of Series B Preferred Stock so converted shall be entitled to receive one share of Common Stock; provided, however, that if the Corporation is then subject to Rule 4310 of the National Association of Securities Dealers or any similar or successor rule of the National Association of Securities Dealers, then in no event shall the aggregate number of shares of Common Stock into which such shares of Series B Preferred Stock be converted into exceed 1,935,996 shares of Common Stock of the Corporation (the "Cap") and any shares of Series B Preferred Stock outstanding in excess of Cap shall remain as Series B Preferred Stock. Upon such conversion, each holder of a share of Series B Preferred Stock shall immediately surrender such share in exchange for appropriate stock certificates representing a share or shares of Common Stock of the Corporation and a stock certificate for Series B Preferred in excess of the Cap.

     IN WITNESS WHEREOF, the undersigned, the Chief Executive Officer of Integ Incorporated, being duly authorized on behalf of Integ Incorporated, has executed this document as of February 15, 2000.

                                       /s/ Susan L. Critzer
                                       -----------------------------------------
                                       Susan L. Critzer, Chief Executive Officer

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